Exhibit 99.1
Financial News Release

Contacts:
Lawrence D. Firestone	Annie Leschin/Vanessa Lehr
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970.407.6570	970.407.6555
lawrence.firestone@aei.com	ir@aei.com
FOR IMMEDIATE RELEASE
ADVANCED ENERGY ANNOUNCES FIRST QUARTER 2009 RESULTS
Fort Collins, Colo., April 23, 2009 — Advanced Energy Industries, Inc. (Nasdaq GM: AEIS) today announced financial results for the first quarter ended March 31, 2009. Sales for the first quarter of 2009 were $32.6 million, representing a 63.3% decline from $88.9 million in the same quarter a year ago and a 51.7% decline from $67.5 million in the fourth quarter of 2008. Sales were lower across all of the Company’s markets, as the global financial crisis reduced consumer and commercial spending, resulting in limited capital expansion in our markets. Our book to bill ratio for the quarter increased sequentially to 0.87:1, from quarter’s 0.70:1, from the fourth quarter of 2008, though on a much lower revenue base.
Our gross margins in the first quarter were impacted by the lower revenues, resulting in lower absorption of manufacturing overhead in the first quarter. Margins fell to 19.6%, down from 40.3% in the first quarter of 2008 and 27.2% in the fourth quarter of 2008.
During the quarter we implemented a restructuring plan that resulted in a charge of $3.4 million or $0.08 per share related to a reduction in workforce. Due to the current economic downturn and a significant decline in the Company’s market capitalization, we recorded an estimated non-cash impairment charge in the first quarter of $63.3 million or $1.51 per share related to our goodwill. This charge does not affect our cash balance, liquidity, or operating cash flow.
The result was a net loss for the first quarter of 2009 of $79.8 million, or $1.90 loss per diluted share, compared to net income of $6.0 million, or $0.13 earnings per diluted share, in the first quarter of 2008. The quarterly net loss increased from $19.0 million, or $0.45 per diluted share, in the fourth quarter of 2008. Our balance sheet remained strong as we closed the quarter with $173.4 million of cash and investments.
“This was an exceptionally difficult quarter as we experienced revenue levels not seen since the late 1990s. We responded once again by reducing our cost structure, yet maintaining our critical technology development and product initiatives. Our healthy balance sheet remains a key strategic asset, which we plan to leverage during these difficult times,” said Hans Betz, president and CEO. “Although we experienced a significant drop in all of our markets during the quarter and visibility remains limited, we have seen some positive signs of investment in some markets, which we hope will provide some near-term stability. We remain committed to our strategy of being the strong and healthy supplier of choice to all of our OEM and end user customers.”
Second Quarter 2009 Guidance
The Company anticipates second quarter 2009 results to be within the following ranges:
•	Sales of $30.0 million to $36.0 million

•	Loss per share of $0.41 to $0.34
First Quarter 2009 Conference Call
Management will host a conference call today, Thursday, April 23, 2009, at 5:00 pm Eastern Daylight Time to discuss Advanced Energy’s financial results. Domestic callers may access this conference call by dialing (888) 713-4717. International callers may access the call by dialing (816) 650-2836. Participants will need to provide a conference passcode 94779571. For a replay of this teleconference, please call (800) 642-1687 or (706) 645-9291, and enter the passcode 94779571. The replay will be available through 12:00 a.m. Eastern Daylight Time, April 25, 2009. A webcast will also be available on the Investor Relations webpage at http://ir.advanced-energy.com.
About Advanced Energy
Advanced Energy® is a global leader in innovative power and control technologies for high-growth, thin-film manufacturing and solar power generation. Specifically, AE targets solar grid-tie inverters, solar cells, semiconductors, flat panel displays, data storage products, architectural glass and other advanced applications.
Forward-Looking Statements
The Company’s expectations with respect to financial results for the second quarter ended June 30, 2009 are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: the effects of global macroeconomic conditions upon demand for our products, the volatility and cyclicality of the industries the company serves, particularly the semiconductor industry, the timing of orders received from customers, the company’s ability to realize cost improvement benefits from the global operations initiatives underway, and unanticipated changes to management’s estimates, reserves or allowances. These and other risks are described in Advanced Energy’s Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC’s website at www.sec.gov. Copies may also be obtained from Advanced Energy’s website at www.advanced-energy.com or by contacting Advanced Energy’s investor relations at 970-407-6555. Forward-looking statements are made and based on information available to the company on the date of this press release. The company assumes no obligation to update the information in this press release.
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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended
	March 31,		December 31,
	2009	2008	2008
Sales	$32,627	$88,887	$67,525
Cost of sales	26,239	53,039	49,128

Gross profit	6,388	35,848	18,397

Operating expenses:
Research and development	11,098	13,085	13,424
Selling, general and administrative	9,395	14,468	9,513
Amortization of intangible assets	222	240	257
Impairment of goodwill	63,260	—	—
Restructuring charges	3,396	674	1,898

Total operating expenses	87,371	28,467	25,092

Income (loss) from operations	(80,983)	7,381	(6,695)

Other income, net	282	905	553

Income (loss) from continuing operations before income taxes	(80,701)	8,286	(6,142)
Provision (benefit) for income taxes	(938)	2,320	12,835

Net income (loss)	$(79,763)	$5,966	$(18,977)

Basic earnings (loss) per share	$(1.90)	$0.13	$(0.45)

Diluted earnings (loss) per share	$(1.90)	$0.13	$(0.45)

Basic weighted-average common shares outstanding	41,881	44,662	41,832

Diluted weighted-average common shares outstanding	41,881	45,065	41,832

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$115,409	$116,448
Marketable securities	29,588	33,266
Accounts receivable, net	35,578	56,549
Inventories, net	46,024	46,659
Deferred income taxes	12,781	13,253
Other current assets	4,649	5,324

Total current assets	244,029	271,499

Property and equipment, net	29,960	31,322

Long-term investments	28,418	30,401
Deposits and other	7,557	7,505
Goodwill and intangibles, net	6,009	72,918
Customer service equipment, net	—	23
Deferred income tax assets, net	7,955	6,969

Total assets	$323,928	$420,637

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,087	$8,005
Other accrued expenses	21,843	23,928

Total current liabilities	27,930	31,933

Long-term liabilities	10,653	12,155

Total liabilities	38,583	44,088

Stockholders’ equity	285,345	376,549

Total liabilities and stockholders’ equity	$323,928	$420,637